Exhibit 5.1

Jodie M. Bourdet

+1 415 693 2054

jbourdet@cooley.com

March 20, 2019

Levi Strauss & Co.

1155 Battery Street

San Francisco, California 94111

Ladies and Gentlemen:

We have acted as counsel to Levi Strauss & Co., a Delaware corporation (the “Company”), and you have requested our opinion, in connection with the filing by the Company of a Registration Statement (No. 333-229630) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of up to 42,166,667 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”), which consists of (i) up to 14,960,557 Shares to be sold by the Company (including up to 5,500,000 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters) (collectively, the “Company Shares”) and (ii) 27,206,110 Shares to be sold by the selling stockholders identified in such Registration Statement (the “Stockholder Shares”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as currently in effect on the date hereof, (c) the form of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which are to be in effect immediately following the closing of the Offering, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that Shares will be sold at a price authorized by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP      101 California Street      5th Floor      San Francisco, CA      94111-5800

t: (415) 693-2000      f: (415) 693-2222      cooley.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Company Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable and (ii) the Stockholder Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet

Cooley LLP      101 California Street      5th Floor      San Francisco, CA      94111-5800

t: (415) 693-2000      f: (415) 693-2222      cooley.com